EXHIBIT 99.1

February 5, 2008

Mr. Sardar Biglari
Dr. Philip L. Cooley
c/o The Lion Fund, LP
9311 San Pedro Avenue
Suite 1440
San Antonio, TX  78216

Gentlemen:

The Board of Directors of The Steak n Shake Company received your letter of February 4, 2008 and has asked me to respond on its behalf.

In the letter you indicated that you would only conditionally accept our invitation to join our Board of Directors.  Your condition demanded that the Board repeal the recent amendment to the Company’s By-laws that increased the number of shares needed to call special meetings of shareholders from 25% to 80%.

Our willingness to add the two of you to our slate is consistent with our ongoing efforts to improve the effectiveness of the Board by adding talent, such as Steven Schmidt, Ed Wilhelm and Geoff Ballotti, all of whom have been added to the Board in recent years.  At the same time, the Board believes it needs the institutional memory and experience of its other members who have built the Steak n Shake brand through decades of effort.  The Board believes this is not the time to make the wholesale turnover of the Board or subject the Company to the expense and distraction of the special meeting you propose.

As you know, the Company is facing several significant challenges.  Some of these are being faced by the casual dining segment and the entire restaurant industry.  Others are specific to the Company, including the need to improve operating results, locate the best candidate to act as our permanent Chief Executive Officer and oversee the activities of the Special Committee of the Board charged with evaluating strategic opportunities.

As we have announced numerous times, after the former Chief Executive Officer’s departure the Board moved decisively to focus on operational excellence, a return to the focus on core products, reduction of corporate office initiatives and G&A expense reductions.  The Board believes that your short-slate contest would disrupt and interfere with the Company’s focus on these vital initiatives and its ability to successfully address the challenges the Company faces.

This concern also explains the reasons for the By-law change.  You are threatening to replace a majority of the Board with as yet unidentified candidates of your own choosing by calling a special meeting immediately after the annual meeting.  The Board’s ability to hire a permanent Chief Executive Officer and take other steps necessary for the Company’s future will be suspended and associate morale will be impaired as uncertainty continues over the composition of the Board.  Moreover, any minority shareholder who could change the Board’s composition would effectively obtain control of the Company without the payment of any control premium to shareholders.

The By-law change provides assurance that, if the Company is going to be subjected to the disruption of an additional contest before the 2009 annual meeting, it will require a clear consensus—a super majority—of the shareholders to make that request.  In the absence of that consensus, the By-law change gives the Company a reasonable period of time to focus on operational issues in the critical months ahead.

In addition, we are very much aware of our fiduciary duties.  Contrary to your assertion, the By-law amendment does not provide “immunity” for the Board.  As you have shown by nominating yourselves, you and any other shareholders have the unfettered right to choose directors at any annual meeting.

We must act in the best interest of all shareholders, not just a vocal minority with its own agenda.  We hope you agree and that you will reconsider your decision not to join the Board’s slate and instead work collaboratively to improve the company in the coming year.  Our time to file proxy materials for the upcoming annual meeting is quickly expiring so we need your response by noon on Wednesday, February 6, 2008.

Yours very truly,

                              /s/ James Williamson, Jr.
James Williamson, Jr.
On Behalf of the Special Committee